                                                                      Exhibit 25


--------------------------------------------------------------------------------

                                    FORM T-1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            STATEMENT OF ELIGIBILITY
                   UNDER THE TRUST INDENTURE ACT OF 1939 OF A
                    CORPORATION DESIGNATED TO ACT AS TRUSTEE

                      CHECK IF AN APPLICATION TO DETERMINE
                      ELIGIBILITY OF A TRUSTEE PURSUANT TO
                                SECTION 305(b)(2)

                           ---------------------------

                     Bank of Tokyo-Mitsubishi Trust Company
               (Exact name of trustee as specified in its charter)

New York                                                     13-5643426
(State of incorporation                                      (I.R.S. employer
if not a U.S. national bank)                                 identification no.)

1251 Avenue of the Americas                                  10020
(Address of principal executive office)                      (Zip Code)

                           ---------------------------

                           MMCA Auto Receivables, Inc.
               (Exact name of obligor as specified in its charter)

Delaware                                                     33-0570905
(State of other jurisdiction of                              (I.R.S. employer
incorporation or organization)                               identification no.)


6363 Katella Avenue
Cypress, CA                                                  90630-5205
(Address of principal executive offices)                     (Zip Code)

                          ----------------------------

                          ....% Asset Backed Notes ...
                       (Title of the indenture securities)

--------------------------------------------------------------------------------

1. General information. Furnish the following information as to the Trustee:

      (a) Name and address of each examining or supervising authority to which it is subject.

                  Name                          Address
                  ----                          -------

      Superintendent of Banks of       2 Rector Street, New York,
      the State of New York            N.Y.  10006, and Albany, N.Y.  12203

      Federal Reserve Bank of          33 Liberty Plaza, New York, N.Y.  10045
      New York

      Federal Deposit Insurance        Washington, D.C.  20429
      Corporation

      (b)   Whether it is authorized to exercise corporate trust powers.

      Yes

2. Affiliations with Obligor.

      If the obligor is an affiliate of the trustee, describe each such affiliation.

      None.

16. List of Exhibits.

      Attached herewith pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the "Act") and 17 C.F.R. 229.10(d).

      1. A copy of the Organization Certificate of Bank of Tokyo-Mitsubishi Trust Company as now in effect, which contains the authority to commence business and a grant of powers to exercise corporate trust powers is annexed hereto and made a part hereof.

      4. A copy of the existing By-laws of the Trustee is attached hereto and made a part hereof.

      6. The consent of the Trustee required by Section 321(b) of the Act is annexed hereto as and made a part hereof.

      7. A copy of the latest report of condition of the Trustee published pursuant to law or to the requirements of its supervising or examining authority.

                                    EXHIBIT 6

                         Language for Item 6 of Form T-1

            Bank of Tokyo-Mitsubishi Trust Company hereby consents to the furnishing of reports of examinations by federal, state, territorial or district authorities to the Securities and Exchange Commission ("Commission") upon the Commission's request.

                                    SIGNATURE

      Pursuant to the requirements of the Act, the Trustee, Bank of Tokyo-Mitsubishi Trust Company, a corporation organized and existing under the laws of the State of New York, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York, and State of New York, on the October day of 2, 1997.

                                          BANK OF TOKYO-MITSUBISHI TRUST COMPANY


                                          By: /s/ T. Yamada
                                              ----------------------------
                                              Name:  T. YAMADA
                                              Title: A.V.P

                        (As Amended as of April 1, 1996)

                                     BY-LAWS

                                       OF

                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY

                                   ARTICLE 1.

                             MEETING OF STOCKHOLDERS

      Section 1. Annual Meeting. The annual meeting of the stockholders of the Trust Company for the election of Directors and for the transaction of such other business as may come before said meeting shall be held at its principal office in the City of New York, State of New York, on the fourth Monday of January of each year at 1:30 P.M., provided, however, that the Board of Directors or the stockholders in its or their discretion may fix any other location in the City of New York and any other day and time in January for said meeting. Notice of such meeting shall be mailed at least fifteen days prior to the date thereof, addressed to each stockholder at his address appearing on the books of the Trust Company. Should the day appointed for a regular meeting be a day on which banks are not open for business in New York, the meeting shall be held at the same time on the next business day or on such day and at such time as the Board may have ordered at a previous meeting.

      Section 2. Special Meeting. The Secretary shall call a special meeting of the stockholders at any time upon the order of the Board of Directors. Unless otherwise required by law, notice of any special meeting shall be sufficient if mailed not less than ten days before the meeting to each stockholder at his address appearing on the books of the Trust Company. The Notice shall state the purpose of the meeting. Notice of the annual meeting or of any special meeting of the stockholders shall be in writing and signed by the Chairman, the Vice Chairman, the President, an Executive Vice President, a Senior Vice President, the Secretary, or an Assistant Secretary.

      Section 3. Written Consent of the Stockholders. Any action that may be taken by vote of the stockholders may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all the outstanding shares entitled to vote thereon.

      Section 4. Inspectors of Election. Every election of Directors at an annual meeting shall be managed by two inspectors who shall be appointed by the Board of Directors prior to said annual meeting. No director or officer of the Trust Company shall be eligible to act as an inspector. The inspectors shall conduct the election and after the election they shall file with the Secretary a certificate under their hands certifying the result thereof and the names of the Directors elected.

      Section 5. Quorum. A majority of the shares of the outstanding capital stock represented in person or by proxy shall constitute a quorum at any meeting of stockholders unless otherwise provided by law, but less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice. A majority of the votes cast shall decide every matter submitted to the stockholders at any meeting unless otherwise provided by law.

                                   ARTICLE 2.

                                   DIRECTORS

      Section 1. Number. The Board of Directors shall be composed of not less than seven nor more than twenty-five members. The number of the Directors shall be fixed from time to time within the maximum and minimum limits by the Board of Directors by a vote of the majority of the Directors then in office. Directors shall hold office until the next annual meeting of the stockholders and until their successors are elected and have qualified. Directors shall fulfill the statutory requirements as to citizenship and residence.

      Section 2. Organization Meeting. The Secretary upon receiving the certificate of the inspectors of the result of the election shall cause the same to be recorded in the minute book of the Trust Company and shall announce the names of those elected, and the meeting for the organization of the Board shall take place at the principal office of the Trust Company immediately after the adjournment of the stockholders' meeting. If at the time fixed for the meeting of the Directors-elect there shall not be a quorum present, the members present may adjourn from time to time until a quorum is obtained. The first order of business shall be to ascertain that the Directors present have taken the oath of office as prescribed by law.

      Section 3. Regular Meetings. The Board of Directors shall hold a regular meeting at the principal office of the Trust Company in the City of New York without notice on the fourth Monday of each month at 1:30 p.m. A majority of the Directors may designate any other place within or without the State of New York or any other time for the holding of meetings upon notice to all Directors. Should the day appointed for a regular meeting be a day on which banks are not open for business in New York, the meeting shall be held at the same time on the next business day or on such day at such time as the Board may have ordered at a previous meeting.

      Section 4. Special Meetings. Special meetings of the Board may be called at any time by the Chairman, the Vice Chairman, the President, an Executive Vice President, or a Senior Vice President upon notice given to each Director. The Secretary shall call a special meeting of the Board upon the written request of at least three Directors. Notice of a special meeting shall be given by notifying each Director either personally or by mail on or before the day preceding the meeting.

      Section 5. Quorum. A majority of the Directors shall constitute a quorum at any meeting, except when otherwise provided by law; but a lesser number may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice if a quorum is present.

      Section 6. Removal of Directors. Any director may be removed for or without cause by the vote of a majority of the stockholders.

      Section 7. Vacancies in the Board of Directors. All vacancies in the office of Director shall be filled by election by the stockholders except as hereinafter provided. Vacancies not exceeding one-third of the whole number of the Board may be filled by the affirmative vote of a majority of the Directors then in office, and the Directors so elected shall hold office for the balance of the unexpired term; or when the number of Directors required is nine or more, two vacancies may, with the consent of the Superintendent of Banks of the State of New York, be left unfilled until the next annual election, and when the number of Directors required is more than five and less than nine, one vacancy may, with the Superintendent's consent, be left unfilled until the next annual election.

      Each vacancy in the office of Directors and each reduction in the number of Directors shall be reported to the Superintendent within ten days after such vacancy occurs or such reduction is effected. Each election by the Board to fill any such vacancy shall be likewise reported together with the name, address, and occupation of the person so elected.

      Section 8. Directors' Fees. A fee shall be paid to each Director for attendance at meetings of the Board of Directors and of any Committee of said Board and an additional annual fee shall be paid regardless of attendance, the amount of such fees to be determined by the Board of Directors by resolution from time to time.

      Section 9. Conference Telephone Meetings. Any one or more members of the Board of Directors may participate in a regular or special meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all Directors participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

                                   ARTICLE 3.

                             COMMITTEES OF THE BOARD

      Section 1. Examining Committee. The Board of Directors shall appoint a Committee of at least three of its members to examine fully once in each calendar year the books, papers and affairs of the Trust Company and the loans and discounts thereof, as required by ss.122 of the

Banking Law of the State of New York. The Committee may employ such assistance in making such examinations as the Committee may deem necessary.

      A report in writing of any examination so made, sworn to by the Directors making the same, shall be presented to the Board of Directors at their next regular meeting after the completion of such examination and placed on file in the Trust Company and a duplicate thereof filed in the Office of the Superintendent of Banks of the State of New York. Such report shall contain the matters required by ss.123 of the Banking Law of the State of New York.

      Section 2. Other Committees. The Board of Directors may appoint from time to time other Committees of one or more Directors for such purposes and with such powers as the Board may determine.

      Section 3. Committee Vacancies. The Chairman shall have the power to designate another Director to serve on any standing Committee during the absence or inability to serve of any member thereof.

      Section 4. Conference Telephone Meeting. Any one or more members of a Committee of the Board of Directors may participate in a Committee Meeting by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

                                   ARTICLE 4.

                                    OFFICERS

      Section 1. Officers. The officers of the Trust Company shall be a Chairman of the Board, a Vice Chairman, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, one or more Trust Officers, one or more Assistant Trust Officers, a Treasurer, one or more Assistant Treasurers, a Comptroller, one or more Assistant Comptrollers, a Security Officer, one or more Assistant Security Officers, one or more Banking Officers, one or more Credit Officers, one or more Operations Officers, an Auditor, one or more Assistant Auditors, and such other officers as from time to time may appear to the Board of Directors or to the President to be required or desirable for the conduct of the affairs of the Trust Company. One person may serve in more than one official capacity, except that the same person may not be President and Secretary or an Assistant Secretary. The Board of Directors may prescribe the duties of each officer and employee, subject to the provisions of these By-Laws; and it may delegate to the Chairman, the Vice Chairman, the President, or to any other officer of the Trust Company authority to appoint and dismiss officers and employees and to prescribe their duties. The Board of Directors may from time to time determine by resolution to leave any office of the Trust Company other than the office of President vacant for a period of its choosing.

      Section 2. Term of Office. The officers of the Trust Company shall hold office until the next annual organization meeting of the Board unless they shall resign, become disqualified, or be dismissed at the option of the Board; any vacancy occurring in these offices shall be filled by the Board of Directors or under its authority and any such appointee shall hold office at the pleasure of the Board or of an executive officer delegated by the Board.

      Section 3. Chairman of the Board. The Chairman of the Board shall have general supervision of the policies and operations of the Trust Company. He or she shall preside at meetings of the stockholders and meetings of the Board of Directors and shall be an exofficio member of all Committees of the Board, except the Examining Committee.

      Section 4. President. The President shall participate in the supervision of the policies of the Trust Company and shall manage and administer the Trust Company's operations. He or she shall have the powers and shall perform the duties pertaining generally to the office of the President, and shall have the powers and duties conferred or imposed upon the President by statute, the Organization Certificate, these By-Laws, or by the Board of Directors. He or she shall be an ex officio member of all Committees, except the Examining Committee.

      Section 5. Absence or Disability. In the absence or disability of the Chairman, the Vice Chairman, the President, an Executive Vice President, or a Senior Vice President designated by the Board of Directors shall act in his or her place and assume his or her duties.

      Section 6. Vice Chairman, Executive Vice Presidents, Senior Vice Presidents, and Vice Presidents. The Vice Chairman, each Executive Vice President, each Senior Vice President, and each Vice President shall have such powers and duties as may be assigned by or under the authority of the Board of Directors from time to time. The Vice Chairman, all Executive Vice Presidents, and all Senior Vice Presidents shall have the powers granted by these By-Laws to Vice Presidents.

      Section 7. Secretary. The Secretary shall keep accurate minutes of all meetings of the stockholders and of the Board, and shall give all notices required by these By-Laws to be given except as herein otherwise provided. He or she shall have custody of the Trust Company's seal and keep the records of the Trust Company and perform such other duties as may be prescribed by the Board of Directors, the Chairman, the Vice Chairman, or the President.

      Section 8. Treasurer. The Treasurer shall keep permanent records of the evidence of property or indebtedness, and of all transactions of the Trust Company. He or she shall be the custodian of the funds and securities of the Trust Company, subject to the supervision of the Chairman, the Vice Chairman, the President, an Executive Vice President, or a Senior Vice President.

      Section 9. Comptroller. The Comptroller shall exercise general supervision of, and be responsible for, the efficient operation of the accounting and financial recordkeeping functions of the Trust Company. He or she shall have general supervision of the expenditures of the Trust Company, in order that they may be kept at the lowest point consistent with adequate service. He or she shall render to the Chairman and to the President a condensed monthly statement of the Trust Company's condition, and shall submit semiannually an analysis of its earnings and expenses, dealing separately with the various departments, and of the Trust Company as a whole.

      Section 10. Auditor. The Board of Directors shall appoint an auditor to serve during the pleasure of the Board. The auditor shall make such examinations of the Trust Company as may be required by the Board of Directors or the Examining Committee thereof and he or she shall perform such other duties as are prescribed in an audit program to be approved by the Board or the Examining Committee. He or she shall be free to examine any department or division of the Trust Company routinely without previous officer consultation. He or she shall maintain a summary records of dates of completed audits, and shall make periodic comprehensive reports to the Board and to the Examining Committee thereof, which shall include such suggestions and recommendations which he or she may consider it advisable to make.

      Section 11. Other Officers. Other officers shall perform such duties as may be delegated to them from time to time by or under the authority of the Board of Directors, the Chairman, the Vice Chairman, or the President.

      Section 12. Trust Officer. All instruments in behalf of the Trust Company as executor, administrator, trustee, depositary, agent, or in any other fiduciary capacity, including agreements, indentures, mortgages, deeds, conveyances, satisfactions, discharges, releases, contracts, assignments, participation certificates of interest in mortgages, transfers, powers of attorney, proxies, petitions, proofs of claim, assignments and transfers of any shares of stock, bonds or other securities, and all other documents and writings in connection with any fiduciary capacity, may be executed by the Chairman, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, any Trust Officer, or any other person thereunto authorized by or under the authority of the Board of Directors. Any officer or person authorized to execute any such instrument, document, or writing is also authorized to affix the seal of the Trust Company thereto and to cause the same to be attested by the Secretary, the Treasurer, an Assistant Secretary, or an Assistant Treasurer. This is in addition to and not in substitution for the manner of execution of any instruments elsewhere provided for in these By-Laws.

      Section 13. Bonding of Officers and Employees. Each officer and employee handling moneys, funds, property, or valuables, if so required by or under the authority of the Board of Directors, shall give a bond with security to be approved by or under the authority of the Board, conditioned for the honest discharge of his duties as such officer or employee. Such bonds may be individual, schedule, or blanket form and the premiums therefor shall be paid by the Trust Company.

                                    ARTICLE 5

                          STOCK AND STOCK CERTIFICATES

      Section 1. Transfers. Shares of stock shall be transferable only on the books of the Trust Company, subject to the restrictions and provisions of the Banking Laws, and a transfer book shall be provided in which all assignments and transfers of stock shall be made.

      Section 2. Stock Certificates. Certificates of stock shall be signed by the Chairman, the Vice Chairman, the President, an Executive Vice President, a Senior Vice President, or a Vice President, and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, and the seal of the Trust Company shall be impressed thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Trust Company upon surrender of the certificates and shall contain the provisions required by law.

                                   ARTICLE 6.

                                 CORPORATE SEAL

      Section 1. Impression. The following is an impression of the seal adopted by the Board of Directors of the Trust Company:

      Section 2. Officers' Authority. The Chairman, the Vice Chairman, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or an Assistant Secretary, a Trust Officer or an Assistant Trust Officer, or the Treasurer or an Assistant Treasurer, shall have authority to affix the corporate seal to documents.

                                   ARTICLE 7.

                            MISCELLANEOUS PROVISIONS

      Section 1. Records. The Organization Certificate, the By-Laws, and the proceedings of all meetings of the stockholders, the Board of Directors, and any Committee of the Board, shall be recorded in appropriate minute books. The minutes of each such meeting shall be signed by the Secretary or other officer appointed to act as Secretary of the meeting.

      Section 2. Conveyances of Real Estate. All conveyances of real estate owned by the Trust Company shall be executed on its behalf upon the direction of the Board of Directors by the Chairman, the Vice Chairman, the President, an Executive Vice President, a Senior Vice President, a Vice President, the Secretary, a Trust Officer, or the Treasurer under the seal of the Trust Company.

      Section 3. Contracts and Instruments. All contracts, checks, drafts, and other commitments and instruments of the Trust Company, all guaranties or signatures on assignments of stocks and other documents, and all assignments or other papers necessary or proper for the sale, assignment, or transfer of stocks, registered bonds, or other securities or any other personal property or rights therein standing in the name of and owned by the Trust Company in its own right, or held by it as security, shall be executed by one of the following officers: the Chairman, the Vice Chairman, the President, an Executive Vice President, a Senior Vice President, a Vice President, the Secretary, a Trust Officer, or by another officer or person authorized by or under the authority of the Board of Directors to sign on behalf of the Trust Company.

      Section 4. Powers of Attorney. All powers of attorney and all authorizations to representatives or agents of the Trust Company shall be executed by the Chairman, the Vice Chairman, the President, an Executive Vice President, a Senior Vice President, or a Vice President who is designated by the Chairman, the Vice Chairman, or the President as the manager of an office of the Trust Company. Any such power of attorney or authorization may, however, be executed by an officer or officers or person or persons who may be specifically authorized to execute the same by or under the authority of the Board of Directors.

      Section 5. Business Hours. The business hours for all offices shall be from 9 a.m. to 3 p.m. daily except Saturdays, Sundays, and days or parts of days recognized as legal holidays by the laws of this State, or such other hours as the President may deem necessary.

      Section 6. Indemnificaton. The Trust Company shall, to the fullest extent permitted by law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect, or error, any accountability, or any actual or alleged misstatement, misleading statement, or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the Trust Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan, or other enterprise, which any Director, officer, or employee of the Trust Company is serving or served in any capacity at the request of the Trust Company, by reason of the fact that he or she, or his or her testator or intestate, is or was a Director, officer, or employee of the Trust Company, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges, and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the Director, officer, or employee establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      The Trust Company may indemnify any other person to whom the Trust Company is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Banking Law or other rights created by (i) a resolution of stockholders, (ii) a resolution of the Board of Directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

      The Trust Company shall, from time to time, reimburse or advance to any person referred to in the first paragraph of this Section 6 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to therein, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the Director, officer, or employee establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

      Any Director, officer, or employee of the Trust Company serving in any capacity (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Trust Company, or (ii) any employee benefit plan of the Trust Company or any corporation referred to in clause (i), shall be deemed to be doing so at the request of the Trust Company. In all other cases, the provisions of this Section 6 will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise so served at the specific request of the Trust Company, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

      Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Section 6 may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

      The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Section 6 (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Trust Company and the Director, officer, or employee, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

      A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first paragraph of this Section 6 shall be entitled to indemnification only as provided in this Section 6, notwithstanding any provision of the New York Banking Law to the contrary.

      The Trust Company may, but need not, purchase insurance for the purpose of indemnifying its Directors, officers, employees, or agents, for the purpose of indemnifying itself for any obligation which it incurs as a result of its indemnification of Directors, officers, employees, or agents, or for both purposes. Such insurance may, but need not, be (1) for the benefit of all Directors, officers, employees, or agents, and (2) purchased to the fullest extent permitted by applicable law.

                                   ARTICLE 8.

                                   Emergencies

      Section 1. Emergencies. In the event of an emergency declared by the President of the United States or the person performing his functions, the officers and employees of the Trust Company will continue to conduct the affairs of the Trust Company under such guidance from the Directors as may be available, except as to matters which by statute require specific approval of the Board of Directors and subject to conformance with any governmental directives during the emergency.

      Section 2. Offices. The offices of the Trust Company at which its business shall be conducted shall be the Principal Office thereof located at 1251 Avenue of the Americas, New York, New York, 10116-3138 and any other legally authorized location which may be leased or acquired by the Trust Company to carry on its business. During an emergency resulting in any authorized place of business of the Trust Company being unable to function, the business ordinarily conducted at such location shall be relocated elsewhere in suitable quarters, in addition to or in lieu of the locations heretofore mentioned, as may be designated by the Board of Directors or by such persons as are then, in accordance with resolutions adopted from time to time by the Board of Directors dealing with the exercise of authority in the time of such emergency, conducting the affairs of the Trust Company. Any temporarily relocated place of business of the Trust Company shall be returned to its legally authorized location as soon as practicable and such temporary place of business shall then be discontinued.

                                   ARTICLE 9.

                            Inspection and Amendments

      Section 1. Inspection. A copy of the By-Laws, with all amendments to date shall, at all times, be kept at the principal office of the Trust Company and shall be open for inspection by all stockholders during business hours.

      Section 2. Amendments. Except as may otherwise be required by law, these By-Laws may be changed or amended (1) by a vote of a majority of the Directors for the time being, at any regular or special meeting of the Board, or (2) by vote of the stockholders at any meeting of the stockholders provided that the notice of such meeting states that one of the purposes of the meeting is the adoption of amendments to the By-Laws.

                           CONSOLIDATED BALANCE SHEETS

             BANK OF TOKYO-MITSUBISHI TRUST COMPANY AND SUBSIDIARIES

                                                            December 31, 1996 and 1995
---------------------------------------------------------------------------------------
($ in thousands, except share data)                            1996             1995
---------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                     $  607,218       $  574,334
Interest-bearing deposits placed (note 10)                   1,514,135        1,498,398
Available-for-sale securities (note 2)                         530,329          818,926
Loans, net of unearned income (note 3)                       4,486,341        4,986,515
  Less allowance for loan losses (note 3)                      110,382          118,921
---------------------------------------------------------------------------------------
      Loans, net                                             4,375,959        4,867,594
---------------------------------------------------------------------------------------
Bank premises and equipment, net of accumulated
  depreciation of $6,168 and $6,324, respectively                8,729            8,886
Customers' liability on acceptances                              3,836            8,673
Accrued interest receivable                                     78,125           89,844
Other assets                                                    40,705           65,266
---------------------------------------------------------------------------------------
      Total assets                                          $7,159,036       $7,931,921
---------------------------------------------------------------------------------------
Liabilities:

Deposits:
  Noninterest-bearing deposits in domestic offices          $1,280,248       $  975,534
  Interest-bearing deposits in domestic offices (note 6)       562,538          493,233
  Interest-bearing deposits in overseas offices (note 6)     1,794,506        2,396,416
---------------------------------------------------------------------------------------
      Total deposits                                         3,637,292        3,865,183
---------------------------------------------------------------------------------------
Federal funds purchased (overnight) and securities sold
  under agreements to repurchase                               355,474          584,876
Other borrowed funds (including term Federal
  funds purchased of $149,000 in 1996 and $310,000 in 1995)  2,016,381        2,395,111
Acceptances outstanding                                          3,836            8,673
Accrued interest payable                                        50,092           74,158
Accrued taxes and other liabilities (notes 5 and 12)           122,673           85,757
---------------------------------------------------------------------------------------
      Liabilities other than capital notes                   6,185,748        7,013,758
Capital notes and subordinated debt (note 7)                   277,281          281,052
---------------------------------------------------------------------------------------
      Total liabilities                                      6,463,029        7,294,810
---------------------------------------------------------------------------------------
Stockholder's Equity (note 4):
Preferred stock (par value $100);
  1,000,000 shares authorized, none outstanding                     --               --
Common stock (par value $100); authorized 1,485,000
  shares; issued 1996, 1,329,219 shares; 1995,
  1,305,955 shares                                             132,922          130,596
Surplus                                                        311,494          298,820
Undivided profits                                              248,266          190,270
Net unrealized gain on available-for-sale securities             3,325           17,425
---------------------------------------------------------------------------------------
      Total stockholder's equity                               696,007          637,111
---------------------------------------------------------------------------------------
      Total liabilities and stockholder's equity            $7,159,036       $7,931,921
---------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.


                                 PAGE SEVENTEEN

                                State of New York,

                               Banking Department

I, Robert H. McCormick, Deputy Superintendent of Banks of the State of New York, DO HEREBY APPROVE the annexed certificate entitled "Restated Organization Certificate of Bank of Tokyo-Mitsubishi Trust Company under Section 8007 of the Banking Law" dated March 19, 1996, providing for a change of name from: "The Bank of Tokyo Trust Company" to: "Bank of Tokyo-Mitsubishi Trust Company" and its principal place of business from "100 Broadway, Borough of Manhattan, City, County and State of New York" to: "1251 Avenue of the Americas, Borough of Manhattan, City, County and State of New York".

                        WITNESS, my hand and official seal of the Banking Department at the City of New York, this 26th day of March in the Year of our Lord one thousand nine hundred and ninety six.


                        /s/ Robert H. McCormick
                        -----------------------------
                        Deputy Superintendent of Banks

                        RESTATED ORGANIZATION CERTIFICATE

                                       OF

                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY

               (FORMERLY KNOWN AS THE BANK OF TOKYO TRUST COMPANY)

                      UNDER SECTION 8007 OF THE BANKING LAW

      We, SHIN NAKAHARA and ROBERT E. HAND, being respectively the President and the Secretary of THE BANK OF TOKYO TRUST COMPANY, hereby certify as follows:

      1. The name of this corporation is THE BANK OF TOKYO TRUST COMPANY.

      2. The Organization Certificate was filed by the Superintendent of Banks of the State of New York on August 3, 1955, and the last Certificate of Amendment of the (Restated) Organization Certificate was filed by the Superintendent of Banks of the State of New York on December 23, 1992.

      3. The Organization Certificate, as amended heretofore, is further amended to change the name of this corporation to Bank of Tokyo-Mitsubishi Trust Company and the location of its principal office to 1251 Avenue of the Americas, Borough of Manhattan, City, County, and State of New York.

      In order to effect the foregoing, Article "FIRST" of the Organization Certificate, which sets forth the name by which the corporation is to be known, is hereby amended to read as follows:

      FIRST. That the name by which the corporation is to be known is BANK OF TOKYO-MITSUBISHI TRUST COMPANY.

      In addition to the foregoing, Article "SECOND" of the Organization Certificate, which sets forth the location of the principal office, is hereby amended to read as follows:

      SECOND. That the place where its principal office is to be located is 1251 Avenue of the Americas, Borough of Manhattan, City, County and State of New York.

      4. The text of the Organization Certificate, as amended heretofore, is hereby restated as further amended to read as herein set forth in full:

      FIRST. That the name by which the corporation is to be known is BANK OF TOKYO-MITSUBISHI TRUST COMPANY.

      SECOND. That the place where its principal office is to be located is 1251 Avenue of the Americas, Borough of Manhattan, City, County and State of New York.

      THIRD. That the aggregate amount of its capital stock is to be Two Hundred Forty Eight Million Five Hundred Thousand Dollars ($248,500,000), and the aggregate number of shares into which such capital stock is to be divided is 2,485,000, which shall be classified so that 1,000,000 shares having a par value of One Hundred Dollars ($100) each are to be Preferred Stock, and 1,485,000 shares having a par value of One Hundred Dollars ($100) each are to be Common Stock.

      FOURTH. The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock," and the relative rights, preferences, and limitations of each class shall be fixed as follows:

      1.    Number of Shares and Par Value

            The number of shares of Preferred Stock which the corporation is authorized to issue is 1,000,000, having a par value and a liquidation preference of One Hundred Dollars ($100) each, and the number of shares of Common Stock which the corporation is authorized to issue is 1,485,000, having a par value of One Hundred Dollars ($100) each.

      2.    Ranking

            The shares of Preferred Stock shall rank prior to the Common Stock and to all other classes and series of equity securities of the corporation now or hereafter authorized, issued, or outstanding, other than any classes or series of equity securities of the corporation ranking on a parity with or senior to the Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution of the corporation. The Preferred Stock shall be junior to all outstanding debt of the corporation. Any stock of any class or classes of the corporation shall be deemed to rank:

            (a) Prior to the shares of Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of Preferred Stock;

            (b) On a parity with shares of Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Preferred Stock; and

            (c) Junior to shares of Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

            3. Dividends

            (a) The holders of record of shares of Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, noncumulative cash dividends at a fixed rate per annum, such fixed rate to be set by the Board of Directors and shall not exceed 9% per annum. The dividend shall accrue from the original issue date or the most recent interest payment date and be payable quarterly in arrears on the last day of March, June, September, and December in each year, commencing on December 31, 1992, or if such day is a non-business day, on the next business day (each of such dates, a "Dividend Payment Date"). Each declared dividend shall be payable to holders of record as they appear on the stock books of the corporation at the close of business on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors or a duly authorized committee thereof (each of such dates, a "Record Date"). The Preferred Stock shall not participate in dividends with the Common Stock. Quarterly dividend periods (each a "Dividend Period") shall commence on and include the last day of March, June, September, and December of each year and shall end on and include the date next preceding the next following Dividend Payment Date.

            (b) Dividends on the Preferred Stock shall be noncumulative. If the Board of Directors of the corporation or an authorized committee thereof fails to declare a dividend payable on a Dividend Payment Date in respect of the Preferred Stock, then the right of holders of the Preferred Stock to receive a dividend in respect of the Dividend Period ending on such Dividend Payment Date will be lost and the corporation will have no obligation to pay the dividend accrued for such Dividend Period or to pay any interest thereon, whether or not dividends on the Preferred Stock are declared for any future Dividend Period.

            (c) The amount of dividends payable on each share for each full Dividend Period shall be computed by dividing by four the amount determined by applying the annual dividend rate determined in accordance with paragraph (a) of this Section 3 to the $100 liquidation preference of such share of Preferred Stock. Dividends on the Preferred Stock shall accrue day by day. The initial quarterly dividend payable on December 31, 1992 and the amount of any dividend payable for any other period shorter than a full Dividend Period shall be computed on the basis of a 360-day year composed of twelve 30-day months and the actual number of days elapsed in such period.

            (d) So long as any shares of Preferred Stock are outstanding and full dividends on the Preferred Stock for all periods have not been paid, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock of the corporation ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the corporation ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation otherwise than pursuant to a pro rata offer to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of Preferred Stock and any other stock on a parity with Preferred Stock (except by conversion into or exchange for stock of the corporation ranking junior to the Preferred Stock as to dividends and upon liquidation) unless and until the corporation shall have paid full dividends on the Preferred Stock for the four most recent consecutive Dividend Periods.

            (e) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation if, under paragraph (d) of this
            Section 3, the corporation would be prohibited from purchasing or otherwise acquiring such shares at such time and in such manner.

            4. Voting

            The shares of Preferred Stock shall have no voting powers, either general or special, other than those required by applicable law, except that:

            (a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, effecting, or validating the amendment, alteration, or repeal of any of the provision of the Organization Certificate, as amended, or of any certificate amendatory thereof or supplemental thereto which would materially and adversely affect the preferences, powers, rights, or privileges of Preferred Stock; provided, however, that any increase or decrease in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares or issued shares of the Preferred Stock or of any other series of preferred stock, in each case ranking on a parity with or junior to Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up (whether or not such series of preferred stock is entitled to the voting rights set forth herein or to greater or lesser voting rights and whether or not such series is entitled to any redemption, sinking fund, or conversion rights, and all of which are herein determined not to adversely affect the Preferred Stock nor to constitute rights and preferences prior to or superior to the shares of Preferred Stock), shall not be deemed to materially and adversely affect the preferences, powers, rights, or privileges of Preferred Stock;

            (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of Preferred Stock and all other series of preferred stock ranking on a parity with shares of the Preferred Stock, either as to dividends or upon liquidation, and which are granted in the Organization Certificate, as amended, the right to vote together with matters set forth in this subparagraph
            (b), at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Preferred Stock and such other series of preferred stock shall vote together as a single class without regard to series, shall be necessary for authorizing, effecting, or validating the creation, authorization, or issuance of any shares of any class of stock of the corporation ranking prior to the shares of the Preferred Stock as to dividends or upon liquidation, or the reclassification of any authorized stock of the corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

            5. Redemption

            (a) The shares of Preferred Stock may be redeemed, at the option of the corporation, as a whole or from time to time in part, at a redemption price of $100 per share plus, in each case, an amount equal to accrued and unpaid dividends thereon from the immediately preceding Dividend Payment Date to the date fixed for redemption. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed pursuant to this paragraph, the number of shares to be redeemed shall be determined by the Board of Directors of the corporation, and such shares shall be redeemed either pro rata or by lot, at the option of the corporation.

            (b) If the corporation shall redeem shares of Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be mailed by first class mail, postage prepaid, to each holder of the shares to be redeemed, at such holder's address as the same appears on the stock books of the corporation. Such notice shall be mailed not less than 40 nor more than 70 days prior to the date fixed for redemption and shall set forth: (i) the redemption date, (ii) the number of shares of Preferred Stock that are to be redeemed, (iii) the redemption price, (iv) the place or places where certificates for such shares of Preferred Stock are to be surrendered for payment of the redemption price, and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

            (c) Notwithstanding the foregoing provisions of paragraph (a) of this Section 5, if any dividends on shares of Preferred Stock are in arrears, no shares of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock are simultaneously redeemed, and the corporation shall not purchase or otherwise acquire any shares of Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock.

            (d) If notice of redemption has been given under paragraph (b) of this Section 5, from and after the redemption date for the shares of Preferred Stock called for redemption (unless default shall be made by the corporation in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the shares of Preferred Stock so called for redemption shall cease to accrue and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive the redemption price plus an amount equal to accrued and unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid by a bank or trust company named in the notice of redemption doing business in the City of New York and having capital surplus and undivided profits of at least $50,000,000 to the holders of the shares of Preferred Stock subject to redemption. In case fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

            (e) Any shares of Preferred Stock which shall at any time have been redeemed shall, after such redemption, be retired and restored to the status of authorized but unissued shares of Preferred Stock.

            6.    Liquidation Rights

            (a) Upon the dissolution, liquidation, or winding up of the corporation, the holder, of the shares of Preferred Stock shall be entitled to receive and to be paid out of the assets of the corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to Preferred Stock upon liquidation, the amount of $100 per share, plus a sum equal to all accrued and unpaid dividends on such shares for the then-current dividend period.

            (b) Neither the sale of all or substantially all of the property or business of the corporation, nor the merger or consolidation of the corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the corporation, shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, for the purposes of this Section 6.

            (c) After the payment to the holders of the shares of Preferred Stock of the full preferential amounts provided for in this Section 6, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the corporation.

            (d) After payment shall have been made in full to the holders of the shares of Preferred Stock as provided in this Section 6, but not prior thereto, the Common Stock and any other series or class or classes of stock ranking junior to the shares of Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Preferred Stock shall not be entitled to share therein.

            7.    No Conversion Right

            The holders of shares of Preferred Stock shall not have any right to convert such shares into shares of any other class or series of capital stock of the corporation.

            8.    No Sinking Fund

            No sinking fund will be established for the retirement or redemption of shares of Preferred Stock.

            9. No Common Stock Reserved for Issuance in Exchange for Preferred Stock

            No shares of Common Stock shall be reserved for issuance in exchange for shares of Preferred Stock or otherwise to replace any capital stock represented by shares of Preferred Stock.

      FIFTH. The term of existence of the corporation is to be perpetual.

      SIXTH. The number of directors is to be not less that seven nor more than twenty-five.

      SEVENTH. The corporation is to exercise the powers conferred by Section 100 of the Banking Law.

      5. The foregoing amendment was authorized by vote of the sole holder of all the outstanding shares of the corporation entitled to vote thereon on Unanimous Written Consent of Shareholder dated March 19, 1996.

      IN WITNESS WHEREOF, we have signed this Certificate this l9th day of March, 1996.


                                    /s/ Shin Nakahara
                                    --------------------------
                                    Shin Nakahara
                                    President


                                    /s/ Robert E. Hand
                                    --------------------------
                                    Robert E. Hand
                                    Secretary

STATE OF NEW YORK          )

                           ) ss.:

COUNTY OF NEW YORK         )

      Robert E. Hand, being duly sworn, deposes and says that he is one of the persons described in and who executed the foregoing Certificate, that he has read the same and knows the contents thereof, and that the statements contained therein are true.


                                    /s/ Robert E. Hand
                                    ---------------------------
                                    Robert E. Hand

Sworn to before me this
19 day of March, 1996


/s/ Nancy Mallm Morton
----------------------

      NANCY MALLM MORTON
Notary Public, State of New York
        No. 01M04934097
 Qualified in New York County
Commission Expires June 13, 1996